CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  DANSKIN, INC.

                     Pursuant to Section 242 of the Delaware
                             General Corporation Law

     BEVERLY EICHEL, Executive Vice President, and MARGARET B. PRITCHARD, Secretary, of DANSKIN, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certify as follows:

     FIRST: The name of the Corporation is "Danskin, Inc." The original name of the Corporation was "Danpen, Inc."

     SECOND: The Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on February 21, 1986. An Amended and Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on July 2, 1992, a Certificate of Correction thereof was filed in the Office of the Secretary of State of Delaware on July 9, 1992, an Amended and Restated Certificate of Incorporation was filed in the Office of the Secretary of State of Delaware on August 11, 1993, a Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock was filed in the Office of the Secretary of State of Delaware on June 6, 1996, a Certificate of Designations of 10% Cumulative Convertible Preferred Stock was filed in the Office of the Secretary of State of Delaware on August 5, 1996, a Certificate of Designations of Series C Cumulative Convertible Preferred Stock was filed in the Office of the Secretary of State of Delaware on September 22, 1997, and a Certificate of Designations of Series D Cumulative Convertible Preferrred Stock was filed in the Office of the Secretary of State of Delaware on September 22, 1997 (collectively, the "Certificate of Incorporation").


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     THIRD: The first paragraph of Article FOUR of the Certificate of
Incorporation of Danskin, Inc. is hereby amended to read as follows:

     "The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Million, Ten Thousand (100,010,000) shares, of which Ten Thousand (10,000) shares, designated as Preferred Stock, shall have a par value of One Cent ($.01) per share (the "Preferred Stock"), and One Hundred Million (100,000,000) shares, designated as Common Stock, shall have a par value of One Cent ($.01) per share (the "Common Stock")."

     FOURTH: The foregoing amendment has been duly adopted in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware. Written consent to the foregoing amendment has been given by the holders of a majority of the stock of the Corporation entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned have made and signed this Certificate of Amendment as of this day of _________, 1997.


                                                     ---------------------
                                                     Margaret B. Pritchard
                                                     Secretary
ATTESTED:


-------------------
Beverly Eichel
Executive Vice President